Notice of Grant of Stock Options and Option Agreement	General Communication, Inc. ID: 92-0072737 2550 Denali Street Suite 1000 Anchorage, AK 99503

WCOM VENTURES, INC. 1133 M ST NW WASHINGTON, DC USA 20006	Option Number: Plan: ID:	00001566 1986 999994

Effective 06/28/2000, you have been granted a(n) Non-Qualified Stock Option to buy 25,000 shares of General Communication, Inc. (the Company) stock at $7.5000 per share.

The total option price of the shares granted is $187,500.00.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
6,250	On Vest Date	06/28/2001	06/28/2010
6,250	On Vest Date	06/28/2002	06/28/2010
6,250	On Vest Date	06/28/2003	06/28/2010
6,250	On Vest Date	06/28/2004	06/28/2010

By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company's Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

General Communication, Inc.	Date

WCOM VENTURES, INC.	Date